Schedule 13D/A

CUSIP No. N/A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No.  1)*

LATAM Airlines Group S.A.

(Name of Issuer)

Shares of Common Stock without par value

(Title of Class of Securities)

N/A

(CUSIP Number)

Gabe Brecher

Strategic Value Partners, LLC
100 West Putnam Avenue
Greenwich, CT 06830
(203) 618-3500

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

April 3, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Strategic Value Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 96,815,692,279
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 96,815,692,279

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 96,815,692,279
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.0%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Ashton Gate S.a.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 38,998,410,769
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 38,998,410,769

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,998,410,769
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS SVP Special Situations V LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 38,998,410,769
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 38,998,410,769

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,998,410,769
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Wild Heath S.a.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,472,015,800
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,472,015,800

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,472,015,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS SVP Special Situations III-A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,472,015,800
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,472,015,800

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,472,015,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Grouse Moor S.a.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 22,489,720,818
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 22,489,720,818

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,489,720,818
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS SVP Special Situations IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 22,489,720,818
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 22,489,720,818

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,489,720,818
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Meadow Garden S.a.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,844,726,857
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,844,726,857

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,844,726,857
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Green Pasture S.a.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 20,556,876,895
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 20,556,876,895

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,556,876,895
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.4%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS SVP Dislocation LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 20,556,876,895
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 20,556,876,895

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,556,876,895
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.4%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Strategic Value New Rising Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,453,941,140
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,453,941,140

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,453,941,140
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1%
14	TYPE OF REPORTING PERSON PN

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS SVP New Rising Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,453,941,140
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,453,941,140

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,453,941,140
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1%
14	TYPE OF REPORTING PERSON OO

Schedule 13D/A
CUSIP No. N/A

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY) Victor Khosla
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 96,815,692,279
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 96,815,692,279

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 96,815,692,279
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.0%
14	TYPE OF REPORTING PERSON IN

Schedule 13D/A
CUSIP No. N/A

Item 4. Purpose of Transaction.

Item 4 of the Schedule 13D is amended and supplemented as follows:

On April 3, 2024, Bouk van Geloven, a director nominee of the Reporting Persons, resigned from his position as a director of the Issuer. Pursuant to the terms of the Shareholders Agreement, the Reporting Persons have nominated a director to replace Mr. van Geloven on the Issuer’s Board of Directors, who is expected to be elected to the Issuer’s Board of Directors, along with the Reporting Persons’ other nominee, at a shareholder meeting of the Issuer to be held on April 25, 2024.

Item 5. Interest in Securities of the Issuer

Item 5 of the Schedule 13D is amended and supplemented as follows:

(a)-(b) Items 7 through 11 and 13 of each of the cover pages of this Schedule 13D are incorporated herein by reference. The ownership percentage appearing on such cover pages has been calculated based on 604,437,877,587 shares of Common Stock outstanding as of December 31, 2023 as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 22, 2024.

Schedule 13D/A
CUSIP No. N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 5, 2024

STRATEGIC VALUE PARTNERS, LLC

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Chief Financial Officer

ASHTON GATE S.A.R.L.

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Manager

SVP SPECIAL SITUATIONS V LLC

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Chief Financial Officer

WILD HEATH S.A.R.L.

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Manager

SVP SPECIAL SITUATIONS III-A LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

GROUSE MOOR S.A.R.L.

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Manager

SVP SPECIAL SITUATIONS IV LLC

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Chief Financial Officer

MEADOW GARDEN S.A.R.L.

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Manager

Schedule 13D/A
CUSIP No. N/A

GREEN PASTURE S.A.R.L.

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Manager

SVP DISLOCATION LLC

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Chief Financial Officer

STRATEGIC VALUE NEW RISING FUND, L.P.

By:	SVP NEW RISING GP LTD., its general partner

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Chief Financial Officer

SVP NEW RISING MANAGEMENT LLC

By:	/s/ Lewis Schwartz

Name:	Lewis Schwartz
Title:	Chief Financial Officer

By:	/s/ Victor Khosla
Victor Khosla